COUNTERPATH CORPORATION

DEFERRED SHARE UNIT PLAN

1.          INTRODUCTION

1.1        Purpose

The CounterPath Corporation Deferred Share Unit Plan has been established to provide non-employee directors and senior officers of CounterPath Corporation and its subsidiaries with the opportunity to acquire deferred share units in order to allow them to participate in the long term success of CounterPath Corporation and to promote a greater alignment of interests between its non-employee directors, senior officers and shareholders.

1.2        Definitions

(a)	“Acknowledgement of Recipient” means a document substantially in the form of Schedule “A”;

(b)	“Affiliate” has the meaning assigned by the Securities Act (British Columbia), as amended from time to time;

(c)	“Applicable Withholding Taxes” has the meaning set forth in Section 2.3 of the Plan;

(d)	“Associate” has the meaning assigned by the Securities Act (British Columbia), as amended from time to time or any instrument adopted pursuant to such Act;

(e)

“Award Date” means the date on which a Deferred Share Unit is granted, which date may be on or, if determined by the Board at the time of grant, after the date that the Board resolves to grant the Deferred Share Unit;

(f)	“Award Market Value” means the volume weighted average trading price of the Shares on the Exchange for the five (5) trading days immediately preceding the Award Date;

(g)

“Beneficiary” means a person who, on the date of a Participant’s death, is the person who has been designated as the Participant’s beneficiary, or where no such person has been validly designated by the Participant, or where the person is an individual and does not survive the Participant, the Participant’s legal representative;

(h)	“Board” means the board of directors of the Corporation;

(i)

“Cause” means, but is not limited to, termination of employment for any of the following actions: theft, dishonesty, misconduct, breach of fiduciary duty, or falsification of any of the Corporation’s documents or records; material failure to abide by code of conduct or other policies; misconduct that results in a required accounting restatement; unauthorized use, misappropriation, destruction or diversion of any of tangible or intangible assets or corporate opportunity; any intentional act which has a material detrimental effect on the Corporation’s reputation or business; repeated failure or inability to perform any reasonable assigned duties after written notice, and a reasonable opportunity to cure such failure or inability; any material breach of failure to cooperate in a corporate investigation; or conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the person’s ability to perform his duties on the Corporation’s behalf or any other cause as that term is defined by common law applicable in British Columbia;

(j)

“Change in Control” means the occurrence of any of the following: (i) a “Corporate Transaction,” meaning either: the sale, lease, conveyance or other disposition of all or substantially all of the Corporation’s assets to any person, entity or group of persons acting in concert; or a merger, consolidation or other transaction of the Corporation with or into any other corporation, entity or person, other than a transaction in which the holders of at least 50% of the shares of capital stock of the Corporation outstanding immediately prior thereto continue to hold (either by voting securities remaining outstanding or by their being converted into voting securities of the surviving entity or its controlling entity) at least 50% of the total voting power represented by the voting securities of the Corporation or such surviving entity (or its controlling entity) outstanding immediately after such transaction; or (ii) any person or group of persons becoming the “beneficial owner”, directly or indirectly, of securities of the Corporation representing 50% or more of the total voting power represented by the Corporation’s then outstanding voting securities; or (iii) a contest for the election or removal of members of the Board that results in the removal from the Board of at least 50% of the incumbent members of the Board;

(k)

“Committee” means the committee of the Board responsible for recommending to the Board the compensation of the Participants, which at the effective date of the Plan is the Corporation’s Compensation Committee;

(l)	“Corporate Secretary” means the corporate secretary of the Corporation;

(m)

“Corporation” means CounterPath Corporation and its successors and assigns, and any reference in the Plan to activities by the Corporation means action by or under the authority of the Board or the Committee;

(n)

“Deferred Share Unit” means a unit equivalent in value to a Share, under regulation 6801(d) of the Canadian Income Tax Act or successor legislation, credited by means of a bookkeeping entry in the books of the Corporation in accordance with Section 5 and which entitles the holder thereof, at the time specified in the Plan, to receive Shares subject to the provisions of the Plan;

(o)	“Deferred Share Unit Agreement” means the agreement between the Corporation and the Participant evidencing the grant of Deferred Share Units;

(p)

“Director’s Retainer” means the retainer payable to a Non-employee Director for service as a member of the Board during a calendar year and, for greater certainty, shall include, if any, Board or committee chairperson retainers, committee member retainers, Board or committee meeting fees, but shall not include special remuneration for ad hoc services rendered to the Board or any discretionary grant of Deferred Share Units;

(q)

“Disability” shall have the meaning ascribed to such terms in the Corporation’s long-term disability plan provided that the Board’s determination as to whether or not a Participant has incurred a Disability is final and conclusive and binding on all persons;

(r)	“Distribution” means an issuance from the treasury of the Corporation of a number of Shares required to settle the redemption of Deferred Share Units;

(s)

“Distribution Dates” means up to two dates elected by Participants in a timely manner as described below, provided that in no event shall a Participant be permitted to elect a date which is earlier than the ninetieth (90) day following the Separation Date or later than the last business day of the calendar year following the calendar year in which the Separation Date occurs, and provided, further, that for any U.S. taxpayer who is also a “specified employee” (as determined for purposes of Section 409A of the U.S. Internal Revenue Code), the first Distribution Date shall be no earlier than six (6) months following the Separation Date. If no Distribution Date is elected, or if it is not elected in a timely manner, “Distribution Date” shall mean the first business day following the six-month anniversary of the Separation Date. A Distribution Date shall be deemed to be elected “in a timely manner” if it specifies the percentage of the Deferred Share Units the Participant wishes to have distributed to him or her under Section 5.4 of the Plan and the Participant complies with the following rules:

(i)

for Participants who are U.S. taxpayers, the election shall be delivered to the Corporate Secretary in the form prescribed by the Corporation, a copy of which is attached hereto as Schedule “B”, prior to December 31 by current Participants with such election to apply in respect of Deferred Share Units awarded the following calendar years, or for new Participants who are U.S. taxpayers and who are eligible for the first time to participate in the Plan pursuant to Section 3 or Section 4, within 30 days following notice of such eligibility with such election to apply in respect of Deferred Share Units awarded that calendar year of eligibility. Such elections shall be irrevocable; and

(ii)

for Participants resident in Canada only and who are not U.S. taxpayers, the election specifying the first Distribution Date shall be delivered prior to the Separation Date to the Corporate Secretary in the form prescribed by the Corporation, a copy of which is attached hereto as Schedule “C”, and the election, if any, specifying the second Distribution Date shall be delivered in writing to the Corporate Secretary prior to the occurrence of the first Distribution Date;

(t)	“Distribution Value” means the volume weighted average trading price of the Shares on the Exchange for the five (5) trading days immediately preceding the Distribution Date;

(u)	“Dividend Equivalents” means a bookkeeping entry whereby each Deferred Share Unit is credited with the equivalent amount of the dividend paid on a Share in accordance with Section 5.2;

(v)

“Dividend Market Value” means the weighted average trading price of the Shares on the Exchange for the five (5) trading days immediately following the dividend record date for the payment of any dividend made on the Shares;

(w)	“Exchange” shall mean the TSX Venture Exchange, or TSX if applicable, or any other exchange on which the Shares of the Corporation trade as approved by the Board;

(x)	“Non-employee Director” means any member of the Board who is not employed by the Corporation or any of its subsidiaries;

(y)	“Participant” means a current or former Non-employee Director or Senior Officer who has been or is eligible to be credited with Deferred Share Units under the Plan;

(z)	“Participant Information” shall have the meaning set forth in Section 2.4;

(aa)	“Plan” means this CounterPath Corporation Deferred Share Unit Plan, as amended from time to time;

(bb)	“Plan Limit” shall have the meaning set forth in Section 2.5;

(cc)	“Retirement” means the termination of employment of a Participant on or after age sixty- five (65) or any such other age as determined from time to time by the Corporation;

(dd)

“Senior Officer” means the president of the Corporation, the chief executive officer of the Corporation, any officer of the Corporation, any executive vice-president of the Corporation, any senior vice-president of the Corporation and any vice-president or other employee of the Corporation designated by the Board as a Senior Officer for the purposes of this Plan;

(ee)

“Separation Date” means the date on which a Participant has retired from all positions with the Corporation and its subsidiaries or when a Participant, except as a result of death, has ceased to hold any and all positions with the Corporation and its subsidiaries;

(ff)	“Share” means a common share of the Corporation; and

(gg)	“TSX” means the Toronto Stock Exchange.

1.3        Effective Date of the Plan

The effective date of the Plan shall be the date on which such Plan is approved by shareholders of the Corporation.

2.          ADMINISTRATION

2.1        Administration of the Plan

The Plan shall be administered by the Board, which shall have full authority to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan and to make such determinations as it deems necessary or desirable for the administration of the Plan; and all actions taken and decisions made by the Board in this regard shall be final, conclusive and binding on all parties concerned, including, but not limited to, the Corporation, the Participants and their legal representatives.

Subject to the limitations of the Plan, the Board has the authority, to:

(a)	determine which individuals are to be granted Deferred Share Units and the number of Deferred Share Units to be issued to those Participants;

(b)	determine the terms under which such Deferred Share Units are granted including, without limitation, those related to transferability, vesting and forfeiture;

(c)	prescribe the form of the Plan with respect to a particular grant of Deferred Share Units;

(d)

interpret the Plan and determine all questions arising out of the Plan and any Deferred Share Units granted pursuant to the Plan, which interpretations and determinations will be conclusive and binding on the Corporation and all other affected persons;

(e)	to prescribe, amend and rescind rules and procedures relating to the Plan;

(f)

subject to the provisions of the Plan and subject to such additional limitations and restrictions as the Board may impose, to delegate to one or more officers of the Corporation some or all of its authority under the Plan;

(g)

to employ such legal counsel, independent auditors, third party service providers and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion or computation received therefrom; and

(h)	make any other determinations that the Board deems necessary or desirable for the administration of the Plan.

2.2        Determination of Value if Shares Not Publicly Traded

Should the Shares not be publicly traded on the Exchange at the relevant time such that the Distribution Value and/or the Award Market Value and/or the Dividend Market Value cannot be determined in accordance with the formulae set out in the definitions of those terms, such values shall be determined by the Committee acting in good faith, which may include the use of an independent valuation.

2.3        Taxes and Other Source Deductions

(a)

The Corporation shall not be liable for any tax matters, issues or related tax problems, and for any tax imposed on any Participant or any Beneficiary as a result of the crediting, holding or redemption of Deferred Share Units, amounts paid or credited to such Participant (or Beneficiary), including the credit conversion of dividends to Deferred Share Units, or securities issued to such Participant (or Beneficiary) under this Plan;

(b)	It is the responsibility of the Participant (or Beneficiary) to complete and file any tax returns which may be required under any applicable tax laws within the period prescribed by such laws; and

(c)

The Participant (or Beneficiary) shall pay to the Corporation by wire transfer, certified or cashier's check, promptly upon distribution of Shares or, if later, the date that the amount of such obligations becomes determinable, all applicable federal, state, local and foreign withholding taxes (the “Applicable Withholding Taxes”) that the Corporation, in its discretion, determines to result upon Shares distributed upon redemption of Deferred Share Units. Upon approval of the Corporation, a Participant (or Beneficiary) may satisfy such obligation by complying with one or more of the following alternatives selected by the Corporation:

(i)

by delivering to the Corporation Shares previously held by such Participant (or Beneficiary) or by the Corporation withholding Shares otherwise deliverable pursuant to the redemption of Deferred Share Units, which Shares received or withheld shall have a fair market value at such date (as determined by the Board) equal to any withholding tax obligations arising as a result of such redemption of Deferred Share Units; or

(ii)	by complying with any other payment mechanism approved by the Corporation from time to time.

2.4        Information

(a)	Each Participant shall provide the Corporation and the Committee with all the information including, where required, all “personal information” as defined in the

Personal Information Protection and Electronic Documents Act (Canada), or any applicable provincial privacy legislation, they require to administer or operate the plan or to permit the participant to participate in the Plan (collectively, the “Participant Information”);

(b)

The Corporation and the Committee may from time to time transfer or provide access to Participant Information to a third party service provider for purposes of the administration of the Plan provided that such service providers will be provided with such information for the sole purpose of providing services to the Corporation in connection with the operation or administration of the Plan and provided further that such service providers agree to take appropriate measures to protect the Participant Information and not to use it for any purpose except to administer or operate the Plan. By participating in the Plan, each Participant acknowledges that Participant Information may be so provided and agrees to its provision on the terms set forth herein, including where applicable, to the transfer of the Participant Information to such third service providers;

(c)

In addition, Participant Information may be disclosed or transferred to another party during the course of, or completion of, a change in ownership of, the grant of a security interest in, all or part of the Corporation or its affiliates including through an asset or share sale, or some other form of business combination, merger or joint venture, provided that such party is bound by appropriate agreements or obligations and required to use or disclose the Participant Information in a manner consistent with this Section 2.4; and

(d)

Except as contemplated in this Section 2.4, the Corporation and the Committee shall not disclose the Participant Information except in response to regulatory filing requirements or other requirements for the information by a government authority, regulatory body, or a self-regulatory body in which the Corporation participates in order to comply with applicable laws (including, without limitation, the rules, regulations and policies of the Exchange) or for the purpose of complying with a subpoena, warrant or other order by a court, person or body having jurisdiction over the Corporation and/or such persons to compel production of the Participant Information.

2.5        Shares Reserved for Issuance

(a)	The maximum number of Shares that are issuable under the Plan is 500,000 (the “Plan Limit”), subject to adjustment under Section 5.7.

(b)

The maximum number of Shares that may be reserved for issuance to any one Eligible Participant pursuant to Deferred Share Units granted under the Plan and any Share Compensation Arrangement is 5% of the number of Shares of the Corporation outstanding at the time of reservation.

(c)

For purposes of determining the number of Shares that remain available for issuance under the Plan, the number of Shares underlying any grants of Deferred Share Units that are surrendered, forfeited, waived and/or cancelled shall be added back to the Plan Limit and again be available for future grant.

2.6        Non-Exclusivity

Nothing contained in this Plan will prevent the Board from adopting other or additional equity compensation arrangements, subject to obtaining the prior approval of the Exchange or any other required regulatory or shareholder approvals.

2.7        Amendment of Plan and Deferred Share Units

The Board may amend, suspend or terminate the Plan at any time, provided that no such amendment, suspension or termination may be made without obtaining any required regulatory approval, including the Exchange, or, if requested by such regulatory authority, any shareholder approval.

Furthermore, no such amendment, suspension or termination may:

(a)	without shareholder approval, increase the maximum number of Shares that may be issued pursuant to Deferred Share Units granted under the Plan; or

(b)

amend, alter or impair in any manner any Deferred Share Units previously granted to a Participant, without the express written consent of said Participant, irrespective of any action taken by the Board pursuant to Section 2.7.

2.8        Compliance with Laws and Stock Exchange Rules

The Plan, the grant of Deferred Share Units under the Plan and the Corporation’s obligation to issue Shares will be subject to all applicable federal, provincial and foreign laws, rules and regulations under the rules of any stock exchange on which the Shares are listed for trading. Any Shares issued to Participants pursuant to the vesting of Deferred Share Units may be subject to limitation on sale or resale under applicable securities laws.

3.          PAYMENT OF NON-EMPLOYEE DIRECTOR’S RETAINER

The Board shall determine each year the manner in which the Corporation shall pay and/or issue, as the case may be, the Director’s Retainer (i.e., in cash, vested Deferred Share Units or a combination thereof) to such Non-employee Director for services as a member of the Board for the current fiscal year.

4.          GRANTING AND VESTING OF DEFERRED SHARE UNITS

Subject to such other terms and conditions as the as the Board or Committee may prescribe, the Committee may recommend and the Board may, from time to time, approve a grant of Deferred Share Units to a Participant, each of which represents the right of the Participant to receive one Share, subject to the following terms and conditions and shall contain such additional terms and conditions as the Board shall deem appropriate, not inconsistent with the terms of the Plan and applicable laws, regulations and rule.

Subject to the right of the Board to determine that a Deferred Share Unit may vest on dates different than the dates below or any other vesting requirements (to be set forth in the Deferred Share Unit Agreement), a Deferred Share Unit granted to a Participant other than a Director will vest as follows:

(i)	on the first anniversary of the Award Date as to one-third (1/3) of the number of Deferred Share Units granted;

(ii)	on the second anniversary of the Award Date as to one-third (1/3) of the number of Deferred Share Units granted; and

(iii)	on the third anniversary of the Award Date as to one-third (1/3) of the number of Deferred Share Units granted.

Subject to the right of the Board to determine that a Deferred Share Unit may vest on different dates or any other vesting requirements (to be set forth in the Deferred Share Unit Agreement), a Deferred Share Unit granted to a Participant who is a Director shall vest immediately on the Award Date.

5.          DEFERRED SHARE UNITS

5.1        Number of Deferred Share Units

All Deferred Share Units received by a Participant shall be credited to an account maintained for the Participant on the books of the Corporation as of the Award Date, except where Deferred Share Units have been granted pursuant to Section 4, in which case such Deferred Share Units shall be credited to the Participant’s account according to a vesting Schedule “A” recommended by the Committee and approved by the Board at its discretion. Schedule “A” will be kept in the books of the Corporation for each award. Unless otherwise determined by the Board, such Deferred Share Units shall cease to vest on the Separation Date and any Deferred Share Units which have not vested on the Separation Date shall be cancelled. Notwithstanding the foregoing, unless otherwise determined by the Committee or the Board at the Award Date, any Deferred Share Units outstanding immediately prior to the occurrence of a Change in Control, but which are not then vested, shall become fully vested upon the occurrence of a Change in Control. Notwithstanding Section 2.2, in the event that the Change in Control will result in the Shares no longer being publicly traded on the Exchange, prior to the occurrence of the Change in Control the Committee or the Board, acting in good faith, shall determine the formulae that shall be used to determine any Distribution Value and/or the Award Market Value and/or the Dividend Market Value after the occurrence of the Change in Control.

The number of Deferred Share Units (including fractional Deferred Share Units) to be credited as of the Award Date in respect of the Director’s Retainer shall be determined by dividing (a) the amount of the Director’s Retainer to be paid in Deferred Share Units by (b) the Award Market Value, with fractions computed to three decimal places. The number of Deferred Share Units (including fractional Deferred Share Units) to be credited as of the Award Date in respect of a grant under Section 4 shall be the number of Deferred Share Units as determined by the Board as of the Award Date.

The award of Deferred Share Units to a Participant shall be evidenced by a letter to the Participant from the Corporation in the form attached as Schedule “A”.

5.2        Credits for Dividends

A Participant’s account shall be credited with Dividend Equivalents in the form of additional Deferred Share Units (which shall vest in accordance with the vesting schedules of the Deferred Share Units that are subject to such Dividend Equivalent) on each dividend payment date in respect of which normal cash dividends are paid on the Shares. Such Dividend Equivalents shall be computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per Share by the number of Deferred Share Units recorded in the Participant’s account on the record date for the payment of such dividend, by (b) the Dividend Market Value, with fractions computed to three decimal places.

5.3        Reporting of Deferred Share Units

Statements of the Deferred Share Unit accounts will be provided to the Participants on an annual basis.

5.4        Distribution of Deferred Share Units

(a)

Subject to Section 5.4(b), a Participant shall receive, on the applicable Distribution Date, Shares equal to the number of Deferred Share Units recorded in the Participant’s account on the Distribution Date, provided that the Participant has delivered to the Corporation cash, or such other acceptable means to the Corporation as outlined in Section 2.3(c), to pay any Applicable Withholding Taxes. Upon payment in full of the value of the Deferred Share Units, the Deferred Share Units shall be cancelled and no further payments shall be made to the Participant under the Plan.

(b)

Where a Participant resident in Canada only has elected to receive a portion of the Deferred Share Units on two Distribution Dates in accordance with Section 1.2(s), that Participant shall receive (i) on the first Distribution Date Shares equal to the number of Deferred Share Units recorded in the Participant’s account on such date which the Participant has elected to have distributed, provided that the Participant has delivered to the Corporation cash, or such other acceptable means to the Corporation as outlined in Section 2.3(c), to pay any Applicable Withholding Taxes, and (ii) on the second Distribution Date the Participant shall receive Shares equal to the number of Deferred Share Units remaining in the Participant’s account on such date, provided that the Participant has delivered to the Corporation cash, or such other acceptable means to the Corporation as outlined in Section 2.3(c), to pay any Applicable Withholding Taxes. Upon payment in full of the value of the Deferred Share Units, the Deferred Share Units shall be cancelled and no further payments shall be made to the Participant under the Plan. Where a Participant who is a U.S. taxpayer has elected to receive a portion of the Deferred Share Units on either one or two Distribution Dates for each year Deferred Share Units were issued to such Participant in accordance with Section 1.2(s), that Participant shall receive (i) on each first Distribution Date a Shares equal to the number of Deferred Share Units recorded in the Participant’s account on such date which the Participant has elected to have distributed, provided that the Participant has delivered to the Corporation cash, or such other acceptable means to the Corporation as outlined in Section 2.3(c), to pay any Applicable Withholding Taxes, and (ii) on each second Distribution Date the Participant shall receive Shares equal to the number of Deferred Share Units remaining in the Participant’s account on such date provided that the Participant has delivered to the Corporation cash, or such other acceptable means to the Corporation as outlined in Section 2.3(c), to pay any Applicable Withholding Taxes. For greater certainty, on the last elected second Distribution Date, the Participant shall also receive Shares equal to the number of Deferred Share Units remaining in the Participant’s account on such date, provided that the Participant has delivered to the Corporation cash, or such other acceptable means to the Corporation as outlined in Section 2.3(c), to pay any Applicable Withholding Taxes. Upon payment in full of the value of the Deferred Share Units, the Deferred Share Units shall be cancelled and no further payment shall be made to the Participant under the Plan.

5.5        Termination of Employment

Unless otherwise determined by the Board, in its sole discretion, or specified in the applicable Deferred Share Unit Agreement:

(a)

Upon the voluntary resignation or the termination for Cause of a Participant, all of the Participant’s Deferred Share Units which remain unvested in the Participant’s Account shall be forfeited without any entitlement to such Participant. A terminated employee shall not be entitled to any new grants after receiving notice of termination, whether such notice is working notice or pay in lieu thereof.

(b)

Upon the termination without Cause, the Disability, or the Retirement of a Participant, the Participant or the Participant’s Beneficiary, as the case may be, shall have a number of Deferred Share Units become vested (in addition to those already vested) in a linear manner equal to the sum for each grant of Deferred Share Units of the original number of Deferred Share Units granted multiplied by the number of completed months of employment since the Award Date divided by the number of months required to achieve the full vesting of such grant of Deferred Share Units reduced by the actual number of Deferred Share Units that have previously become vested in accordance with Section 4. Such vested Deferred Share Units shall be settled in accordance with Section 5.4. Termination without Cause may occur during a Change of Control period, if any of the following conditions occurs without the Senior Officer’s informed written consent, which condition remains in effect ten business days after the Senior Officer’s written notice to the Corporation of such condition: a material adverse change in the Senior Officer’s title, duties or responsibilities; a decrease in the Senior Officer’s base salary rate or target bonus amount; a relocation of the Senior Officer’s work place that increases the Senior Officer’s regular commute by more than 50 miles one-way; or a material breach by the Corporation or its successor of the Plan providing for Change in Control benefits following the consummation of a Change in Control.

5.6        Death of Participant to Distribution

Upon the death of a Participant prior to the distribution of the Deferred Share Units credited to the account of such Participant under the Plan, a Distribution shall be made to the estate of such Participant on or about the thirtieth (30th) day after the Corporation is notified of the death of the Participant. Such Distribution shall be equivalent to the amount which would have been paid or issued to the Participant pursuant to and subject to Section 5.4, calculated on the basis that the day on which the Participant dies is the Distribution Date. Upon payment or issuance in full of the value of all of the Deferred Share Units that become payable or issuable under this Section 5.6, the Deferred Share Units shall be cancelled and no further payments or issuances will be made from the Plan in relation to the Participant.

5.7        Adjustments

In the event of any change in the outstanding Shares by reason of (a) a stock split, spin-off, share dividend or share combination, or (b) reclassification, recapitalization, merger or similar event that results in a holder thereof being entitled to a different class or type of security or other property, the Committee may, subject to applicable law, adjust appropriately the account of each Participant and the Deferred Share Units outstanding under the Plan shall be adjusted in such manner, if any, as the Committee may in its discretion deem appropriate to preserve proportionally the interests of Participants under the Plan.

6.          GENERAL

6.1        Amendment, Suspension, or Termination of Plan

The Board may from time to time amend or suspend the Plan in whole or in part and may at any time terminate the Plan without prior notice. However, any such amendment, suspension, or termination shall not adversely affect the Deferred Share Units previously granted to a Participant at the time of such amendment, suspension or termination, without the consent of the affected Participant.

If the Board terminates the Plan, no new Deferred Share Units (other than Deferred Share Units referred to in Section 5.2 and Deferred Share Units that have been granted but vest subsequently pursuant to Section 5.1) will be credited to the account of a Participant, but previously credited (and subsequently vesting) Deferred Share Units shall be paid out in accordance with the terms and conditions of the Plan existing at the time of termination. The Plan will finally cease to operate for all purposes when the last remaining Participant receives payment of all Deferred Share Units recorded in the Participant’s account.

6.2        Compliance with Laws

(a)

The administration of the Plan shall be subject to and made in conformity with all applicable laws and any applicable regulations of a duly constituted authority. Should the Committee recommend and the Board, in its sole discretion, determine that it is not feasible or desirable to honor an election in favor of Deferred Share Units due to such laws or regulations, its obligation shall be satisfied by means of an equivalent cash payment (equivalence being determined on a before-tax basis) less any Applicable Withholding Taxes.

(b)

In the event that the Committee recommends and the Board, after consultation with the Corporation’s Chief Financial Officer and external accountants, determines that it is not feasible or desirable to honor an election in favor of Deferred Share Units or to honor any other provision of the Plan (other than the Distribution Date) under generally accepted accounting principles as applied to the Plan and the accounts established under the Plan for each Participant, the Committee shall recommend and the Board shall make such changes to the Plan as the Board reasonably determines, after consultation with the Corporation’s Chief Financial Officer and external accountants, are required in order to avoid adverse accounting consequences to the Corporation with respect to the Plan and the accounts established under the Plan for each Participant, and the Corporation’s obligations under the Plan shall be satisfied by such other reasonable means as the Committee shall in its good faith determine.

6.3        Reorganization of the Corporation

The existence of any Deferred Share Units shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation or to create or issue any bonds, debentures, shares or other securities of the Corporation or the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

6.4        General Restrictions and Assignment

Except as required by law, the rights of a Participant under the Plan are not capable of being assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant. Rights and obligations under the Plan may be assigned by the Corporation to a successor in the business of the Corporation.

6.5        No Right to Service

Neither participation in the Plan nor any action taken under the Plan shall give or be deemed to give any Participant a right to continued appointment as a member of the Board or as a Senior Officer or continued employment with the Corporation and shall not interfere with any right of the shareholders of the Corporation to remove any Participant as a member of the Board or any right of the Corporation to terminate a Senior Officer’s office or employment with the Corporation at any time.

6.6        No Shareholder Rights

Under no circumstances shall Deferred Share Units be considered Shares nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of Shares, nor shall any Participant be considered the owner of the Shares by virtue of the award of Deferred Share Units, until and unless Shares have been issued or transferred to the Participant upon redemption of his or her Deferred Share Units.

6.7        Units Non-Transferable

Deferred Share Units are non-transferable (except to a Participant’s estate as provided in Section 5.6) and certificates representing Deferred Share Units will not be issued by the Corporation.

6.8        Unfunded and Unsecured Plan

Unless otherwise determined by the Board, the Plan shall be unfunded and the Corporation will not secure its obligations under the Plan. To the extent any Participant or his or her estate holds any rights by virtue of a grant of Deferred Share Units under the Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured creditor of the Corporation.

6.9        No Other Benefit

No amount will be paid to, or in respect of, a Participant under the Plan to compensate for a downward fluctuation in the price of a Share, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

6.10      Governing Law

The Plan shall be governed by, and interpreted in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable therein, without regard to principles of conflict of laws.

6.11      Interpretation

In this text, words importing the singular meaning shall include the plural and vice versa, and words importing the masculine shall include the feminine gender.

6.12      Severability

The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from this Plan.

APPROVED by the Board of CounterPath Corporation on July 23, 2009, as amended September 27, 2012, July 29, 2014, July 14, 2015 and July 13, 2016.

SCHEDULE “A”

Personal & Confidential

[Date]

[Name of Non-employee Director/Senior Officer]

Dear [Name]:

Pursuant to this election, we are pleased to advise you that [number] DSUs have been awarded to you at the discretion of the Board of Directors of CounterPath Corporation pursuant to the CounterPath Corporation Deferred Share Unit Plan (the “Plan”) and will be credited to your account in accordance with the following vesting schedule:

Award Date	Vesting Date	Number of DSUs	Award Market Value

In accordance with the terms of the Plan, all DSUs credited to your account will be paid out at the time and in the manner specified in the Plan.

Please complete the attached Acknowledgement of Recipient and return to my attention.

If you have any questions on the above, or would like more details, please do not hesitate to contact me.

Yours truly,

David Karp
Corporate Secretary
Tel: (604) 628-9364
Email: dkarp@counterpath.com

ACKNOWLEDGEMENT OF RECIPIENT

I, (print name)__________________________________________________________, acknowledge that:

1.	I have received and reviewed a copy of the CounterPath Corporation Deferred Share Unit Plan (the “Plan”) and agree to be bound by it.

2.

The value of a Deferred Share Unit is based on the trading price of a Share and is thus not guaranteed. The eventual value of a Deferred Share Unit on the applicable payment date may be higher or lower than the value of the Deferred Share Unit at the time it was allocated to my account in the Plan.

3.

I will be liable for income and/or withholding taxes when Deferred Share Units (including Dividend Equivalents converted to Deferred Share Units) are paid in cash on a Distribution Date, in accordance with the terms of the Plan. Payments from the Plan shall be net of applicable source deductions. I understand that the Corporation is making no representation to me regarding taxes applicable to me under this Plan and I will confirm the tax treatment with my own tax advisor.

4.

No funds will be set aside to guarantee the payment of Deferred Share Units. Future payments from the Plan are an unfunded liability recorded on the books of the Corporation. Any rights under the Plan by virtue of a grant of Deferred Share Units shall be no greater than the rights of an unsecured creditor.

5.	I understand that:

	(a)	all capitalized terms shall have the meanings attributed to them under the Plan;

	(b)	all payments will be net of any Applicable Withholding Taxes; and

(c)

if I am a Non-employee Director and I resign or am removed from the Board or if I am a Senior Officer and I cease to be employed by the Corporation, unless otherwise determined by the Board, I will forfeit any Deferred Share Units which have not yet vested on such date, as set out in detail in the Plan.

Signature

Name

Date

SCHEDULE “B”
U.S. TAXPAYER FORM OF ELECTION

FOR TIMING AND AMOUNT OF PAYMENT

THIS ELECTION FORM MUST BE RETURNED TO THE CORPORATE SECRETARY OF THE CORPORATION (AT THE FOLLOWING FAX NUMBER: (604) 320-3399 BY 5:00 P.M. (PACIFIC TIME)) BEFORE DECEMBER 31, 20 . [FOR NEW PARTICIPANTS: WITHIN 30 DAYS OF ELIGIBILITY TO PARTICIPATE]

I am currently a U.S. taxpayer due to my U.S. citizenship or tax residency.
I hereby irrevocably elect the following Distribution Date(s) and amounts:

First Distribution Date: _____________days (minimum of 90 days (unless I am a “specified employee” in which case a minimum of 185 days)) following my Separation Date.	Percentage of Deferred Share Units to Distribute to me on the First Distribution Date: ____________% (must be in increments of 5%) Will be rounded up to the nearest unit.
Second Distribution Date (optional): _____________days (minimum of 90 days (unless I am a “specified employee” in which case a minimum of 185 days)) following my Separation Date.	Remainder of Deferred Share Units will be delivered to me on the Second Distribution Date.

Please note that regardless of the elections above, if either Distribution Date falls on or after December 31 of the calendar year following the year during which the Participant’s Separation Date occurs, then the all amounts credited to a Participant’s account shall be automatically distributed on the business day that immediately precedes such December 31.

______________________________
Participant Signature

______________________________
Date

SCHEDULE “C”
NON-U.S. TAXPAYER: FORM OF ELECTION

FOR TIMING AND AMOUNT OF PAYMENT

THIS ELECTION FORM MUST BE RETURNED TO THE CORPORATE SECRETARY OF THE CORPORATION (AT THE FOLLOWING FAX NUMBER: (604) 320-3399 BY 5:00 P.M. (PACIFIC TIME)) PRIOR TO THE SEPARATION DATE, WITH RESPECT TO THE FIRST DISTRIBUTION DATE AND PRIOR TO THE FIRST DISTRIBUTION DATE, WITH RESPECT TO THE SECOND DISTRIBUTION DATE.

I hereby irrevocably elect the following Distribution Date(s) and Amounts.

First Distribution Date: ___________days (minimum of 90 days) following my Separation Date.	Percentage of Deferred Share Units to Distribute to me on the First Distribution Date: % (must be in increments of 5%) Will be rounded up to the nearest unit.
Second Distribution Date (optional): ___________days (minimum of 90 days) following my Separation Date.	Remainder of Deferred Share Units will be delivered to me on the Second Distribution Date.

Please note that regardless of the elections above, if either Distribution Date falls on or after December 31 of the calendar year following the year during which the Participant’s Separation Date occurs, then the all amounts credited to a Participant’s account shall be automatically distributed on the business day that immediately precedes such December 31.

______________________________
Participant Signature

______________________________
Date